Exhibit 3(i)(b)
CERTIFICATE OF AMENDMENT
OF THE
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CALAMOS ASSET MANAGEMENT, INC.

Calamos Asset Management, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (“Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation, at a meeting held on March 3, 2016, adopted resolutions setting forth and declaring the advisability of a proposed amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, subject to the approval of stockholders of the Corporation at the 2016 Annual Meeting of Stockholders, to replace Section 1 of Article V in its entirety with the revised text of such Section as set forth below:

Section 1. Removal of Directors. Any director (other than a Class B Director) may be removed from office at any time, with or without cause, by the affirmative vote of the holders of record of outstanding shares representing at least a majority of the voting power of the Common Stock and the Preferred Stock, voting together as a single class. Any Class B Director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of record of outstanding shares of Class B Common Stock representing at least a majority of the voting power of the Class B Common Stock, voting separately as a class.

SECOND: That the stockholders of the Corporation were given notice of the proposed amendment to the Second Amended and Restated Certificate of Incorporation in accordance with the requirements of Section 222 of the General Corporation Law of the State of Delaware, the Second Amended and Restated Certificate of Incorporation of the Corporation and the Third Amended and Restated By-Laws of the Corporation, and duly adopted the amendment to the Second Amended and Restated Certificate of Incorporation in accordance with the requirements of the General Corporation Law of the State of Delaware, the Second Amended and Restated Certificate of Incorporation of the Corporation and the Third Amended and Restated By-Laws of the Corporation.

THIRD: That such amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Calamos Asset Management, Inc. has caused this certificate to be signed by J. Christopher Jackson, its Senior Vice President, General Counsel, Secretary and Authorized Officer, this 23rd day of June, 2016.

Calamos Asset Management, Inc.

By: /s/ J. Christopher Jackson
J. Christopher Jackson
Senior Vice President, General Counsel,
Secretary and Authorized Officer